EXHIBIT 3.1

Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of MaxLinear, Inc.

The proposed Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of MaxLinear, Inc. contemplated by Proposal Number 5 is copied below. The full text of the Company’s current Fifth Amended and Restated Certificate of Incorporation was filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 1, 2023.

MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is MaxLinear, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2003.

2.This Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of MaxLinear, Inc. has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Board of Directors and the stockholders of the Corporation.

3.Section A of Article VIII of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“A. Director and Officer Exculpation. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on July 21, 2023.

/s/ Kishore Seendripu, Ph.D.
By: Kishore Seendripu, Ph.D.
Chairman, President and Chief Executive Officer